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HEWLETT-PACKARD COMPANY

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WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

WALTER HEWLETT ISSUES LATEST LETTER FROM THE ROAD

Pleased With Widespread Public Opposition To Compaq Merger;
Latest Developments Confirm That HP’s Future is Brighter Without Compaq

Palo Alto, CA, March 13, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following new open letter to stockholders of Hewlett-Packard Company (NYSE:HWP):

Dear Fellow Hewlett-Packard Stockholder:

     There is less than a week to go before March 19th, the day on which the strategic path for the future of the Hewlett-Packard Company will be determined. I wanted to take this opportunity to write you once again.

     There have been a number of important developments in our campaign to defeat the proposed Compaq merger since I last wrote to you on Sunday, March 9th.

THE PROPOSED MERGER IS A TERRIBLE IDEA FOR HP —
OPPOSITION CONTINUES TO GROW

     On March 11th, Wells Fargo confirmed that they would vote against the transaction following the unanimous vote of their Proxy Committee. Today, Banc of America also confirmed that it is voting against the merger. Banc of America and Wells Fargo, two of the country’s most respected financial institutions, along with CalPERS and the Ontario Teachers Pension Plan (OTTPB), two of North America’s largest pension funds, are clients of ISS, and they have each concluded that exercising their fiduciary duty to HP stockholders required them to vote AGAINST the merger and not follow the advice of ISS.

     The Wells Fargo Proxy Committee said they were voting against the proposed merger because they believed that the merger would result in significant erosion in the HP portfolio mix, dilute the attractive Imaging & Printing revenue contribution and increase the role of the lower margin, commodity-based PC business. Wells Fargo also noted that neither HP nor Compaq management has any experience in successfully completing a large merger, increasing the integration risks.

     We agree with Wells Fargo’s conclusions and thank them, CalPERs, OTPPB, Brandes, Banc of America and all the others who publicly or privately support us. A growing number of HP stockholders have already told us, either publicly or privately, that they do not believe the proposed merger is in the best interests of HP stockholders and that they intend to vote against the transaction.

     Others are lending their voices to oppose the proposed merger. Paul F. Miller, Jr., was a 15-year director of HP until 1998, a friend of both Bill Hewlett and Dave Packard and a founder of the investment firm Miller, Anderson & Sherrerd. Mr. Miller recently stated the following in a letter:

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“HP has made some strategic errors along the way, particularly in not being an aggressive, early exploiter of the internet and in discounting the effectiveness of some key competitors, particularly Sun Microsystems. But they have also grown some extraordinarily profitable businesses around their imaging technologies. I believe Walter is correct in not wanting to dilute those businesses. I view the Compaq merger as primarily a cost-cutting move which may serve the bottom line well in the short-term but which is not a good long-term strategy.

My professional career has been as an investment manager, having founded a successful firm in the 1960’s called Miller, Anderson & Sherrerd that is now part of Morgan Stanley. In all my directorships I had the reputation of being a shareholder advocate. It is from that vantage point that I will vote my stock against the merger.”

     I want to thank Paul Miller personally for having the courage to speak out publicly against this merger.

CUSTOMERS AND THE STOCK MARKET SHOW
OPPOSITION TO COMPAQ MERGER

     Both HP and Compaq customers also appear to be registering their concerns about the proposed merger in a number of surveys.

     According to a survey of 100 Chief Information Officers (CIOs) in the United States and Europe, conducted by Merrill Lynch & Co., more than 40% of HP and Compaq users surveyed are against the merger and only about 26% support it.1 The survey found that CIOs were concerned that the HP-Compaq merger would prove a distraction and Compaq products could get short shrift. “More HP and Compaq users are against than for the deal,” Steve Milunovich, the global strategist in Merrill Lynch’s technology research group, wrote in summarizing the survey results in a note to clients. This survey confirms the findings of a Ziff Davis Market Experts survey based on more than 1000 responses.2

     Ask yourself: If this transaction is opposed by so many of the surveyed customers, how can it be the right strategic path for HP’s future? Negative reactions from both HP and Compaq customers, we believe, do not bode well for integration and emphasize the potential for revenue losses of 10% or more. These survey results specifically call into question HP’s low revenue loss assumptions.

     The market has also demonstrated repeatedly that the proposed merger is not good for HP stockholder value. When the transaction was announced, HP’s stock dropped 18.7% and when we announced our opposition, it rose 17.3%. Then, on March 6, the day after the ISS decision on the HP/Compaq merger, HP stockholders lost another $1 billion in value. Why is it that every time HP management gets purported “good news” HP stockholders lose value? We believe that the market is

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truly the ultimate shareholder advisory service and a much better judge of value than a lawyer at ISS.

HP DIRECTORS WILL ENSURE A STABLE TRANSITION

     On March 11th, two of HP’s independent directors, Phil Condit, the CEO of Boeing, and Sam Ginn, the former Chairman of Vodafone, addressed HP stockholders, reassuring them, as I have done repeatedly, that the HP Board would listen to the stockholders after March 19th and reaffirmed that the stability of the HP Board will continue. We know that the directors and officers of HP are professional people and we are confident that if the merger is defeated they will handle it professionally. We share a common interest in stability. We are glad that these directors have acknowledged their fiduciary duty to HP stockholders and reaffirmed their commitment to HP.

HP’S BRIGHTER FUTURE COULD BEGIN ON MARCH 19th
IF STOCKHOLDERS VOTE AGAINST THE COMPAQ MERGER

     We have consistently said that the proposed merger is a terrible idea for HP and its stockholders, customers and employees. We believe that it would destroy much of what makes HP great and would diminish HP’s potential for profitability, growth and innovation. HP would be selling 35% of its best business to increase its exposure to a much worse business — PCs and commodity computing. We believe that HP has a brighter future without Compaq under a “Focus and Execute” strategy.

•	HP has the potential to generate $14 to $17 greater value per share.[3]

•	HP could return to an 8.4% operating income margin in 2003, as a result of reduced losses in commodity computing, expansion of services, continued cost cutting, and some market improvement.[3]

•	It is important to remember that HP achieved 8.8% margins on average from 1998 to 2000 and that the assumptions required to reach these margin levels are generally less ambitious than the assumptions used by management in its hypothetical 2003 scenario for the combined entity.[3]

     We believe that this strategy — and not a double down bet on commodity computing — is the right path to create significant stockholder value and a better HP for customers and employees.

     HP has many strengths to build on — a leading position in the very attractive imaging and printing market, a great consumer brand, a strong reputation with enterprise customers and a prodigious source of innovation in HP Labs. With strong leadership and a clear focus on stockholder value, HP can do far better for its stockholders than compromising its strengths by acquiring Compaq.

     This week at CeBIT, the world’s preeminent technology trade show, HP unveiled numerous new products including a new line of Intel-based servers, as well as multifunction products to enable users to print, copy, fax and digitally send documents over the Internet and new digital photography equipment. At a press

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conference, Dr. Per-Kristian Halvorsen, Solutions and Services Center Director of HP Labs, described a future where people everywhere can access services, information and entertainment wherever they go. The innovation and creativity of these new products are part of what makes HP a great company and we urge you to protect that future by voting against the proposed merger with Compaq.

     We urge you to vote AGAINST the HP/Compaq merger. In our opinion it is not possible:

•	that the market is wrong

•	that Compaq is worth twice HP’s multiple

•	that HP management can pull this merger off successfully in an industry where NO management team has ever done it before

•	that now is the time to sell 35% of HP’s best business to invest in our worst business

•	that integration planning is the equivalent of execution in 160 different countries with 145,000 employees when execution has defeated all previous computing mergers no matter how well planned

•	that Moody’s and S&P, the leading rating agencies who downgraded HP’s credit citing the merger’s effects, are wrong

•	that the competition really is “on hold” in the information technology industry, as HP management suggests, and that competitors aren’t already benefiting from this proposed merger

•	that HP’s own employees and retirees, who know the company best and are against this merger by more than 2-to-1 according to recent surveys, are wrong

•	that CalPERS, the Ontario Teachers Pension Plan Board, Brandes Investment Partners, Wells Fargo, Banc of America and all the other stockholders who publicly and privately oppose this transaction are wrong

     The board of HP, other than Walter Hewlett, holds less than three-tenths of one percent of HP’s stock. The Hewletts and Packards4 collectively have over 300 million HP shares or over 18% of HP’s total outstanding shares — a stake worth over $7 billion. Do not be confused by statements about short-term and long-term interests — the issue is stockholder value, and stockholders of many sizes and risk profiles are voting AGAINST the merger because they are convinced that the transaction is bad for HP stockholder value.

     Every vote counts in this matter because your investment is at stake. HP stockholders need merely focus on what really matters — stockholder value — to reach the right answer, as so many HP stockholders and business experts have already done. We urge you not to allow HP to make a $25 billion mistake by acquiring Compaq. It is wrong for HP. It is wrong for stockholder value. It is wrong for you.

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     We urge you to vote against the proposed merger by signing, dating and mailing your GREEN proxy card today. Only your latest dated proxy counts — you have every right to vote against the merger now by returning a GREEN proxy card even if you have previously delivered another proxy card.

     Thank you for your continued support and encouragement.

Sincerely,

/s/ Walter B. Hewlett

Walter B. Hewlett

1 Merrill Lynch First Call “TECH STRATEGY: Survey of 75 U.S. and 25 European CIOs,” March 11, 2002

2 Ziff Davis Market Experts survey “The HP/Compaq Merger: Customers in the Balance,” February 2002
3 Based on assumptions outlined in a report titled “HP Has Higher Value, Lower Risk Strategic Alternatives to the Proposed Merger” filed with the SEC on 2/19/02.
4 The Packards are not participants in the solicitation being conducted by Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust.

For additional information, visit our website at www.votenohpcompaq.com

FORWARD-LOOKING STATEMENTS

The views expressed in this letter contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This letter also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this letter does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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